Exhibit 10.18

Number 197 of the Roll of Deeds for 2021

DONE

in Frankfurt/Main on 30 August 2021

Before me, the undersigned Notary

in the district of the Higher Regional Court of Frankfurt am Main

Dr. Tobias Kilian

with offices at

Neue Mainzer StraBe 2 - 4, 60311 Frankfurt am Main

appearing today:

1.	Mr. Stephan Schwenk,

date of birth 18 October 1963,

with business address at Nibelungenplatz 3, 60318 Frankfurt/Main, Germany,

identified by official picture identification,

acting

a)	in bis own name.

The person appearing ad. 1 is further acting in his capacity as managing director with sole representation authority and exempted from the restrictions of section 181 of the German Civil Code on behalf of

b)	The Radio Group GmbH, Am Altenhof 11-13, 67655 Kaiserslautem, Germany, registered with the commercial register of the local court of Kaiserslautem under HRB 30267;

c)	Antenne Kaiserslautern GmbH Am Altenhof 11, 67655 Kaiserlautem, Germany, registered with the commercial register of the local court of Kaiserslautem under HRB 30355;

d)	Lokalradios RLP GmbH, WaffenstraBe 17, 76829 Landau in der Pfalz, Germany, registered with the commercial register of the local court of Landau in der Pfalz under HR B 33150;

e)	Antenne Frankfurt GmbH, Nibelungenplatz 3, 60318 Frankfurt/Main, Germany, registered with the commercial register of the local court of Frankfurt/Main under HRB 96571;

f)	Funkhaus Saar GmbH, Am Altenhofl 1-13, 67655 Kaiserslautem, Germany, registered with the commercial register of the local court of Saarbrücken under HRB 16938.

The Notary hereby certifies upon today’s inspection in the aforementioned commercial registers that there are registered the above mentioned companies and Mr. Stephan Schwenk in each case as their managing director with sole representation authority and exempted from the restrictions of section 181 of the German Civil Code.

2.	Mr. Peter Vesco,

date of birth 5 February 1966,

with business address at 3rd Floor 80 New Bond Street, Mayfair, London Wl S1SB,

United Kingdom,

identified by official picture identification,

acting not in his own name but on the basis of a certified power of attorney dated 23 August 2021 in the name and on behalf of

Rezolve Limited, a company organised under the English law with company number 09773823 at Companies House, and with registered office at 3rd Floor 80 New Bond Street, Mayfair, London Wl S 1SB, United Kingdom.

The original of the power of attorney was presented. The Notary made a copy thereof, hereby certifies that this is a true and complete copy of the presented original, and takes this so certified copy as an attachment to this Deed.

The persons appearing requested the notarisation of this Deed to be done in the English language. The Notary who is in adequate command of the English language satisfied himself in the discussions held with the persons appearing that they speak and understand the English language sufficiently well to understand the meaning and consequences of the declarations made by them in this Deed. The Notary instructed the persons appearing about their right to demand the translation of this Deed by an interpreter. The persons appearing waived this right.

The Notary asked the persons appearing regarding a prior involvement according to Sec. 3 para. (1) s. 1 No. 7 of the German Notarisation Act (Beurkundungsgesetz). After having been instructed by the Notary the persons appearing and the Notary answered this question in the negative.

The persons appearing declared that the Notary may electronically store their personal data contained in this Deed and may process such data for the purposes necessary to execute and consummate the transaction recorded herein below.

Upon questioning by the Notary, the persons appearing declared that they and the parties represented by them are acting for their own account.

Thereupon, the persons appearing requested the notarisation of the

BINDING TERM SHEET

attached with its Schedules as an Attachment to this Deed.

The Notary advised that foreign i.e. non-German laws were applicable to the Binding Term Sheet and that he was not in a position to assess whether the declarations made by the parties thereto could effectively be made under the governing laws. After discussion, the persons appearing requested to proceed with the notarisation without obtaining any additional legal opinions in this respect.

The Notary further informed that

1.	all agreements have to be completely and correctly notarised and that any agreements that are not notarísed may render the entire deed invalid,

2.	all parties - independent from the stipulations concerning the cost burden for this Deed - are jointly and severally liable for all taxes, court fees and notarial fees,

3.	he was not instructed to provide and has not provided any tax advice.

************************

This notarial Deed including the Attachment and its Schedules 1, 2, 3 and 4 (but except for Annex 1 to Schedule 2) were read aloud to the persons appearing.

Annex 1 to Schedule 2 was presented to the persons appearing for inspection and signed by them. The persons appearing expressly waived the right to have this document read aloud.

Then, this notarial Deed including the Attachment, all Schedules and the Annex was approved by the persons appearing, and signed by them and by the Notary in their own hands as follows:

/s/ Stephan Schwenk
Stephan Schwenk /s/ Peter Vesco
Peter Vesco

/s/ Dr. Tobi as Kilian
Dr. Tobi as Kilian
Notary

This Binding Term Sheet is made the 30th day of August 2021 between

(a)	Stephan Schwenk, born 18th October 1963 with business address at Nibelungenplatz 3, 60318 Frankfurt/Main;

(b)	The Radio Group GmbH, registered in the commercial register at the local court of Kaiserslautern under HRB 30267; and

(c)	Antenne Kaiserslautern GmbH, registered in the commercial register at the local court of Kaiserslautern under HRB 30355; and

(d)	Lokalradios RLP GmbH, registered in the commercial register at the local court of Landau under HRB 33150; and

(e)	Antenne Frankfurt GmbH, registered in the commercial register at the local court of Frankfurt / Main under HRB 96571; and

(f)	Funkhaus Saar GmbH, registered in the commercial register at the local court of Saarbücken under HRB 16938

(the parties in (b) to (f) inclusive being the “Sellers”); and

(g)	Rezolve Limited, registered in England no. 09773823 whose registered office is at 3rd Floor 80 New Bond Street, Mayfair, London, United Kingdom, W1S 1SB (the “Buyer”).

Recitals

(a)

The Sellers are the sole shareholders of ANY Lifestyle Marketing GmbH, registered in the commercial register at the local court of Frankfurt am Main under HRB 124269 (the “Company”), the shareholders’ each holding 20 % of the Company’s shares.

(b)	The Company is an operative company whose business is the all-round marketing of new media, especially radio stations, apps and social media channels.

(e)	The Buyer is a company engaged in the business of digital advertisement, marketing and sales of products, e.g. instant purchasing of products.

(d)	The Buyer is to acquire all the shares in the Company.

The parties have agreed to set out the terms of their agreement in this term sheet which is intended to be binding. The parties intend to negotiate the terms of definitive documentation in the course of the next 90 days but in the event that such definitive documentation is not agreed and becomes binding then this Binding Term Sheet shall continue to apply.

1.	Sale and purchase

1.1

The Sellers shall sell with full title guarantee and free from all encumbrances the Sale Shares and the Buyer shall buy the Sale Shares. The “Sale Shares” consist of the whole of the issued share capital of the Company.

1.2

The Sellers will ensure that the assets held by the Sellers prior to the set-up of the Company as listed below will have been transferred to the Company at Completion, have concluded marketing agreements (Vermarktungsvertrage) with the Company and will have granted comprehensive and exclusive rights to the Company to use all client data allowing the Company to run the Company’s business as the Sellers have run their marketing business in the 12 months prior to the date hereof and as the marketing business has been run in the 12 months prior to Completion:

•	Ali technical equipment, hardware and devices;

•	Ali furniture;

•	The whole marketing team;

•	The whole sales team;

•	The network of the management team.

The transfer of the assets, the conclusion of the marketing agreements and the granting of comprehensive exclusive rights to use the client data shall ensure that all turnover from marketing activities related to the Radio Licences (being marketing activities that have carried on by the Sellers) will in future be fully recognised as to all such revenues as revenues of the Company.

2.	Consideration

2.1

The total consideration for the sale of the Sale Shares is US$14.86 Mio. (in words: US Dollars fourteen million eight hundred and sixty thousand), (the “Consideration”) which the Buyer shall satisfy on Completion by the issue of an aggregate of 14,427,185 ordinary shares of the Buyer with a nominal value of GBP 0.0001 per share (the “Consideration Shares”) to the Sellers in the Seller Proportions (being 2,885,437 Consideration Shares to each Seller) (representing a price of US$1.03 per share and a pre-money valuation of the Buyer (as derived from the last financing round dated 14 April 2021) in the amount of US$1bn.

2.2

The effective economic date of the transaction which is the subject of this document is 1 August 2021, the Consideration having been calculated by reference to the financial position of the business carried on by the Sellers as at that date (and subsequently transferred to the Company).

2.3	Subject to Completion having occurred then if on the first anniversary of this document:

(a)	the Buyer is then listed or its ordinary shares traded on an internationally recognized stock exchange (including without limitation the NYSE, NASDAQ or the London Stock Exchange (including AiM)) and

(i)

if the Valuation of the Buyer is US$ 1 Billion or more, the Buyer shall pay US$10Mio. to the Sellers (to be attributed to the Sellers in the Seller Proportions) and such payment which shall be made on the day failing 20 calendar days after the first anniversary of this document (or the next Business Day thereafter) (the “Settlement Date”) and such payment shall either (i) be in exchange for the transfer by the Sellers of 9,708,738 of the Consideration Shares to the Buyer or as it directs; or (ii) in the event that the Buyer so requires by written notice to any of the Sellers (a “Deferred Share Notice”) served at any time before registration of the transfer of the Consideration Shares as envisaged in (i), be in consideration for the reclassification of 9,708,738 Consideration Shares held by the Sellers as worthless deferred shares (such reclassification to be effected as between the Sellers in the Seller Proportions). The Sellers hereby agree that in the event of service of a Deferred Share Notice by the Buyer such 9,708,738 Consideration Shares shall, subject to payment of the US$1O Mio. by the Buyer, automatically and forthwith be reclassified as such deferred shares on the Settlement Date without the requirement for any further consent or approval; the Buyer and the Sellers shall bear in equal proportions all notarial or transfer costs in relation to the transfer or the reclassification of the Consideration Shares under this clause 2.3(a); or

(ii)

If the Buyer does not pay US$1OMio. to the Sellers on or before the Settlement Date as required under clause 2.3(a)(i) the Sellers may elect by notice in writing from any of the Sellers to the Buyer (the “Re-Transfer Notice”) to reverse the transfer of the Sale Shares so that they are re-transferred to the Sellers in accordance with clause 3. In this case, the Consideration Shares held by the Sellers shall at the option of Buyer, but in each of the following described cases subject to the re-transfer of the Sale Shares to the Sellers becoming effective and the correspondent updated shareholders’ list of the Company being published in the commercial register, be either transferred to the Buyer (if the Buyer so requires by notice to any of the Sellers before the re-transfer of the Sale Shares to the Sellers becomes effective) or shall otherwise be reclassified as worthless deferred shares and the Sellers agree that in that event such reclassification shall happen automatically on the date the re-transfer of the Sale Shares to the Sellers becomes effective without the requirement for any further consent or approval. The Buyer shall bear all notarial or transfer costs in relation to the transfer of the Sale Shares and the transfer or reclassification of the Consideration Shares under this clause 2.3(a)(ii); or

(iii)	If the Valuation of the Buyer is less than US$ 1 Billion then the provisions of clause 2.3(b)(ii)(A) and clause 2.3(b)(ii)(B) shall apply;

(b)	the Buyer is not then listed or its ordinary shares traded on an internationally recognised stock exchange, then

(i)	if the Valuation of the Buyer is US$ 1 Billion or more,

(A)

the Buyer shall then pay US$9Mio. to the Sellers (to be attributed to the Sellers in the Seller Proportions) and such payment, which shall be made on the day falling 20 calendar days after the first anniversary of this document (or the next Business Day thereafter) (the “Settlement Date”), shall either (aa) be in exchange for the transfer by the Sellers of 8,737,864 of the Consideration Shares to the Buyer or as it directs; or (bb) in the event that the Buyer so requires by service of a Deferred Share Notice to any of the Sellers served at any time before registration of the transfer of the Consideration Shares as envisaged in (aa)}, be in consideration for the reclassification of 8,737,864 Consideration Shares held by the Sellers as worthless deferred shares (such reclassification to be effected as between the Sellers in the Seller Proportions). The Sellers hereby agree that in the event of service of a Deferred Share Notice by the Buyer such 8,737,864 Consideration Shares shall automatically and forthwith be reclassified as such deferred shares on the Settlement Date without the requirement for any further consent or approval. The Buyer and the Sellers shall bear in equal proportions any notarial or transfer costs in relation to the transfer or the reclassification of the Consideration Shares under this clause 2.3(b)(i)(A);

(B)

If the Buyer does not pay US$9Mio. to the Sellers on or before the Settlement Date in accordance with clause 2.3(b)(i)(A) the Sellers may elect by notice in writing from any of the Sellers to the Buyer (the “Re-Transfer Notice”) to reverse the transfer of the Sale Shares so that they are re-transferred to the Sellers in accordance with clause 3. In this case, the Consideration Shares held by the Sellers shall at the option of Buyer, but in each of the following described cases subject to the re-transfer of the Sale Shares to the Sellers becoming effective and the correspondent updated shareholders’ list of the Company being published in the commercial register, be either transferred to the Buyer (if the Buyer so requires by notice to any of the Sellers before the re-transfer of the Sale Shares to the Sellers becomes effective) or shall otherwise be reclassified as worthless deferred shares and the Sellers agree that in that event such reclassification shall happen automatically on the date the re-transfer of the Sale Shares to the Sellers becomes effective without the requirement for any further consent or approval. The Buyer shall bear all notarial or transfer costs in relation to the transfer of the Sale Shares and the transfer or reclassification of the Consideration Shares under this clause 2.3(b)(i)(B);

(ii)	If the Valuation of the Buyer is less than US$ 1 Billion then

(A)

the Buyer shall pay US$14.86Mio. to the Sellers (to be attributed to the Sellers in the Seller Proportions) and such payment which shall be made on the day falling 20 calendar days after the first anniversary of this document (or the next Business Day thereafter) (the “Settlement Date”) and such payment shall either (aa) be in exchange for the transfer by the Sellers of all of the Consideration Shares to the Buyer oras it directs; or (bb) in the event that the Buyer so requires by service of a Deferred Share Notice to any of the Sellers served at any time before registration of the transfer of the Consideration Shares as envisaged in (aa), be in consideration for the reclassification of all of the Consideration Shares held by the Sellers as worthless deferred shares (such reclassification to be effected as between the Sellers in the Seller Proportions). The Sellers hereby agree that in the event of service of a Deferred Share Notice by the Buyer all the Consideration Shares shall automatically and forthwith be reclassified as such deferred shares on the Settlement Date without the requirement for any further consent or approval. The Buyer and the Sellers shall bear in equal proportions the notarial or transfer costs in relation to the transfer or the reclassification of the Consideration Shares under this clause 2.3(b)(ii)(A).

(B)

If the Buyer does not pay US$14.86Mio. to the Sellers on or before the Settlement Date under clause 2.3(b)(ii)(A) the Sellers may elect by notice in writing from any of the Sellers to the Buyer (the “Re-Transfer Notice”) to reverse the transfer of the Sale Shares so that they are re-transferred to the Sellers in accordance with clause 3 In this case, the Consideration Shares held by the Sellers shall at the option of Buyer, but in each of the fallowing described cases subject to the re-transfer of the Sale Shares to the Sellers becoming effective and the correspondent updated shareholders’ list of the Company being published in the commercial register, be either transferred to the Buyer (if the Buyer so requires by notice to any of the Sellers before the re-transfer of the Sale Shares to the Sellers becomes effective) or shall otherwise be reclassified as worthless deferred shares and the Sellers agree that in that event such reclassification shall happen automatically on the date the re-transfer of the Sale Shares to the Sellers becomes effective without the requirement for any further consent or approval. The Buyer shall bear all notarial or transfer costs in relation to the transfer of the Sale Shares and the transfer or reclassification of the Consideration Shares under this clause 2.3(b)(ii)(B).

(c)

In the scenarios described in clauses 2.3(a)(i), 2.3(a)(iii), 2.3(b)(i)(A) or 2.3(b)(ii)(A) in which the Buyer is to make a payment to the Sellers of amounts specified in those clauses, the Sellers (or any of them on behalf of them all) may before the relevant Settlement Date serve a counter notice in writing (a “Counter Notice”) on the Buyer electing to retain all the Consideration Shares and such Counter Notice shall apply to cancel the obligation of the Buyer to make any payment under those clauses. In the event of service of a Counter Notice the Sellers shall have no further right to be paid any amount pursuant to clause 2.3(a) or 2.3(b)(i)(A) or 2.3(b)(ii)(A) and no transfer or reclassification of any of the Consideration Shares shall then occur under those clauses nor shall the Sellers be entitled to serve a Re-Transfer Notice pursuant to clause 2.3(a)(ii), 2.3(b)(i)(B) or 2.3(b)(ii)(B) (and any such Re-Transfer Notice already served shall be deemed cancelled) and no re-transfer of any of the Sale Shares shall be required under the clauses 2.3(a) or 2.3(b) and the Sellers shall have no further rights under clauses 2.3(a) or 2.3(b);

(d)

In all scenarios described in clauses 2.3(a) or 2.3(b) above the Buyer shall be entitled at any time after the date hereof and before the first anniversary of the date of this document, to give notice to the Sellers (or any of them on behalf of them all) (a “US$14.86M Notice”) electing to pay US$14.86 Mio. to the Sellers (which shall be allocated to the Sellers in the Seller Proportions) and such payment shall be made on the day falling 20 calendar days after the service of the US$14.86M Notice (or the next Business Day thereafter) (the “US$14.86m Settlement Date”) and the Consideration Shares held by the Sellers shall on the US$14.86m Settlement Date at the option of the Buyer be either transferred to the Buyer or in the event that the Buyer does not notify the Sellers (or any of them on behalf of them all) requiring such transfer before the payment of US$14.86 Mio. then the Consideration Shares shall on the US$14.86m Settlement Date, subject to payment of the US$14.86 Mio, be reclassified as worthless deferred shares and the Sellers agree that in that event such reclassification shall happen automatically upon the US$14.86m Settlement Date (or if later the payment of the US$14.86 Mio) without the requirement for any further consent or approval. The Buyer shall bear the notarial or transfer costs in relation to the transfer or the reclassification of the Consideration Shares under this clause 2.3(d). In the event of service of a US$14.86M Notice the Sellers shall have no further right to be paid any amount pursuant to clauses 2.3(a) or 2.3(b)(i)(A) or 2.3(b)(ii)(A) nor to serve a Re-Transfer Notice pursuant to clauses 2.3(a)(ii), 2.3(b)(i)(B) or 2.3(b)(ii)(B) (and any such Re-Transfer Notice already served shall be deemed cancelled) and no re-transfer of any of the Sale Shares shall be required under clauses 2.3(a) or 2.3(b) and the Sellers shall have no further entitlement under clauses 2.3(a) or 2.3(b);

(e)

If the Buyer does not pay US$14.86Mio. following service of a US$14.86M Notice under clause 2.3(d) to the Sellers on the US$14.86m Settlement Date the Sellers may elect by notice in writing from any of the Sellers to the Buyer (the “Re-Transfer Notice”) to reverse the transfer of the Sale Shares so that they are re-transferred to the Sellers in accordance with clause 3. In this case, the Consideration Shares held by the Sellers shall at the option of Buyer, but in each of the following described cases subject to the re-transfer of the Sale Shares to the Sellers becoming effective and the correspondent updated shareholders’ list of the Company being published in the commercial register, be either transferred to the Buyer (if the Buyer so requires by notice to any of the Sellers before the re-transfer of the Sale Shares to the Sellers becomes effective) or shall otherwise be reclassified as worthless deferred shares and the Sellers agree that in that event such reclassification shall happen automatically on the date the re-transfer of the Sale Shares to the Sellers becomes effective without the requirement for any further consent or approval. The Buyer shall bear all notarial or transfer costs in relation to the transfer of the Sale Shares and the transfer or reclassification of the Consideration Shares under this clause 2.3(e).

(f)

For the purpose of this clause 2.3 the “Valuation” of the Buyer shall be equal to the enterprise value attributed to the Buyer in its most recent equity fundraising on or prior to the first anniversary of this document and the Buyer shall provide the Sellers (or any of them) with the required documentation from the most recent equity fundraising for verifying the valuation.

(g)

In the event that the Buyer notifies the Sellers (or any of them on behalf of them all) of a claim for a breach of a Seller Warranty or Seller Warranties or under clause 6.2 or otherwise for breach of this document on or before the first anniversary of this document the Buyer shall be entitled to give written notification (a “Reverse Notice”) to the Sellers (or any of them on behalf of them all) that the transaction the subject of this document is to be reversed and in such event and on or before the day falling 10 calendar days after the service of the Reverse Notice (or the next Business Day thereafter) (the “Reverse Date”) the transfer of the Sale Shares to the Buyer shall be reversed and the Buyer shall transfer the Sale Shares back to the Sellers in appropriate legal form and having such transfer notarized by a German Public Notary and the Consideration Shares held by the Sellers shall at the option of the Buyer, but in any case subject to the re-transfer of the Sale Shares to the Sellers and the correspondent updated shareholders’ list being published in the commercial register, be either transferred to the Buyer (if the Buyer so requires by notice to any of the Sellers before the re-transfer of the Sale Shares to the Sellers becomes effective) or be reclassified as worthless deferred shares and the Sellers agree that in that event such reclassification shall happen automatically on the date the re-transfer of the Sale Shares to the Sellers becomes effective without the requirement for any further consent or approval. The Sellers shall bear the notarial or transfer costs in relation to the transfer or the reclassification of the Consideration Shares under this clause 2.3(g).

3.	Re-Transfer of Seller Shares

3.1	The Buyer hereby declares its consent to the reassignment (“dingliche Rückübertragung”, reassignment in rem) of the Seller Shares to the Sellers in the event that

(a)	the Buyer fails to pay US$1OMio. under clause 2.3(a)(i) on or before the Settlement Date and a Re-Transfer Notice is validly served by the Sellers under clause 2.3(a)(ii), or

(b)	the Buyer fails to pay US$9Mio under clause 2.3(b)(i)(A) on or before the Settlement Date and a Re-Transfer Notice is validly served by the Sellers under clause 2.3(b)(i)(B) or

(e)

the Buyer fails to pay US$14.86Mio under clause 2.3(b)(ii)(A) (including where relevant in connection with clause 2.3(a)(iii)) on or before the Settlement Date and a Re-Transfer Notice is validly served by the Sellers under clause 2.3(b)(ii)(B) or

(d)	the Buyer fails to pay US$14.86Mio under clause 2.3(d) on or before the US$14.86m Settlement Date and a Re-Transfer Notice is validly served by the Sellers under clause 2.3(e).

The acceptance required for this by the Sellers shall be declared to the undersigned notary public or his deputy, who is hereby unilaterally and irrevocably designated to receive the acceptance declaration for the Buyer.

3.2

In the circumstances specified in clause 3.1 the undersigned notary is instructed in a unilaterally and irrevocable manner to submit the updated list of shareholders (as regards the Seller Shares) to the competent commercial register only after

{a)

the undersigned notary has sent a notice to the Buyer’s last known address by registered mail or international courier service, in which he has referred to the Seller’s declaration of acceptance of the cancellation of this Agreement and the reassignment of the Seller Shares, and

(b)	the Buyer has not provided evidence that the amount of the purchase price due has been paid in full within two weeks of the dispatch of the notice referred to in (a).

4.	Management

4.1	The “Management Team” consists of Heiko Carstens and Stephan Schwenk.

4.2	For the period from Completion to the first anniversary of this document, the Buyer will permit the Management Team to run the Company on an arm’s length basis.

4.3

The Management Team will provide all information, including financial information, to the Buyer as the Buyer may request from time to time including monthly management accounts in a format agreed with the Buyer.

4.4

Management Team and the Company shall agree on service agreements for a minimum period of 12 months at a fixed annual remuneration of each Management Team member of EUR 250,000 within 30 days after signing of this agreement to take effect subject to Completion with retroactive effect from 1 August 2021.

4.5

Buyer shall introduce a profit incentive arrangement on terms to be agreed for the Management Team for the 12 months to 1 August 2022 (to take effect subject to Completion) and which relates to 25% of the annual profit of the Company (to be calculated on basis of the applicable account methods for the Company in accordance with German general accounting rules according to the German Commercial Code (Handelsgesetzbuch)).

4.6	Each Seller and Stephan Schwenk agrees that it/he will not directly or indirectly:

(a)

From the date hereof and for a three year period after Completion (or until earlier termination of this document under clause 8.6 or 8.7) carry on or become involved with (whether as shareholder, employee or consultant) a company, entity or other business that carries on activities that compete with the marketing business of the Company as carried on at Completion (and for this purpose the Company shall be deemed to carry on the marketing business which and in the territories in which the Sellers carried on business within the 12 months prior to Completion}, other than in the Excepted Cases; and

(b)

From the date hereof and for 12 months after Completion (or until earlier termination of this document under clause 8.6 or 8.7) solicit or attempt to solicit the service or employment of any employee of any of the Group Companies as of the date hereof for the benefit of any of the Sellers, or any legal entity owned or partially owned by any Seller except that a Seller shall not be precluded from considering and accepting an application from such an individual who approaches it (i) without having been so solicited, or (ii) in response to a recruitment advertisement published generally.

4.7	For the purpose of clause 4.6(a) the Excepted Cases are

(a)

Stephan Schwenk may continue to be a shareholder of and be a director of the following companies provided that such companies do not undertake any activities which would compete with the marketing business of the Company as carried on at or after Completion provided that the companies listed below may continue their existing activities as at the date hereof (with their existing activities and future permitted activities after the date hereof being identified in brackets next to the name of each company, it being understood that none of the companies below shall carry on competing marketing or advertising activities unless the turnover from the marketing or advertising activities is charged on to the Company through sub-marketing agreements and/or through management fees as referred to in clause 4.8):

(i)	Schwenk Medien Holding GmbH, local court Frankfurt/Main, HRB 119160 (solely a holding company);

(ii)	The Radio Group Holding GmbH, local court Frankfurt/Main, HRB 97649 (licence holder and holding company);

(iii)	The Radio Group GmbH, local court Kaiserslautern, HRB 30267 (radio licence holder);

(iv)	Funkhaus Saar GmbH, local court Saarbücken under HRB 16938 (radio licence holder and marketing);

(v)	Antenne Kaiserslautern GmbH, local court Kaiserslautern, HRB 30355 (radio licence holder);

(vi)	Antenne Koblenz GmbH, local court Koblenz, HRB 6780 (licence holder and marketing);

(vii)	Lokalradios RLP GmbH, local court Landau, HRB 33150 (marketing);

(viii)	Lokal-Radio Cottbus GmbH, local court Cottbus, HRB 6482 (licence holder and marketing);

(ix)	Antenne Frankfurt GmbH, local court Frankfurt/Main, HRB 96571 (marketing);

(x)	Brandenburger Lokalradios GmbH, local court Potsdam, HRB 27697 (licence holder and marketing);

(xi)	Frankfurt Business Radio GmbH & Co. Betriebs KG, local court Frankfurt/Main, HRA 30140 (radio licence holder)

(xii)	Radio 4 in 1 Geschaftsführungs GmbH, local court Frankfurt/Main, HRB 58800 (management for Frankfurt Business Radio GmbH & Co. Betriebs KG).

(b)

the development by Stephan Schwenk (or a company he controls) of an “on-demand” audio app— similar to Spotify. AII investment costs (if any) shall be borne by Stephan Schwenk personally or by a company he controls (at his own economic risk). It is the Parties’ common understanding, that the development and the exploration of this app does not violate the provisions in this contract.

4.8

The Sellers shall procure that the marketing companies Brandenburger Lokalradios GmbH, Lokalradios Cottbus GmbH and Funkhaus Saar GmbH shall each pay to the Company an annual management fee of €36,000 each year on 31 December. The Sellers and Stephan Schwenk shall procure that each of the other marketing companies specified in clause 4.7(a) will conclude sub-marketing agreements with the Company pursuant to which the Company shall charge fees equivalent to the turnover generated by the other marketing company such that amounts equal to the income from that marketing company’s marketing activities will be recognised as revenue of the Company.

5.	Marketing Agreements

5.1

The Sellers shall, subject to Completion, procure that the Company and the Buyer have the benefit of an exclusive marketing agreement(s) (including all rights in relation to advertising revenue, it being intended that such advertising revenues accrue to the Buyer from 1 August 2021) for each of the radio businesses the subject of the Radio Licences for a term of not less than 5 years or if longer the outstanding period of a Radio Licence and for any period for which a Radio Licence is extended or renewed to enable the Company to carry on the marketing business carried on by the Sellers in the 12 months prior to the date hereof and as carried on in the period from the date hereof to Completion.

5.2

The Sellers shall take all necessary measures, to comply with all conditions applicable to and pay all amounts required to maintain the existing Radio Licences. Each of the Sellers shall do everything required and in its power for the Company to continue its operating business and the business carried on by the Sellers as carried on in the 12 months prior to the date hereof and as carried on in the period from the date hereof to Completion. The Sellers shall take all steps to secure an extension or renewal of each of the Radio Licences as and when they would otherwise expire and shall grant an extension of the exclusive marketing agreement(s) to the Company for each Radio Licence in the event of such extension or renewal of such Radio Licence.

6.	Seller Warranties and tax covenant

6.1

Each of the Sellers and Stephan Schwenk warrants to the Buyer as at the date hereof and as at Completion that the Seller Warranties are true and accurate. Payments made by the Sellers (or any of them) to the Buyer in respect of claims under the Seller Warranties shall so for as possible be treated by the parties as a reduction in the consideration for the Sale Shares.

6.2

Each of the Sellers and Stephan Schwenk covenants to pay to the Buyer an amount equal to any Liability for Tax resulting from, or by reference to, any event occurring on or before Completion or in respect of any gross receipts, income, profits or gains earned, accrued or received by the Company or any Subsidiary Undertaking on or before Completion, whether or not that liability was discharged on or before Completion; however, any payment under this clause 6.2 shall only become payable after the expiry of 14 months from the date of this document and only if the Sellers have not then validly executed their right to serve a Re-Transfer Notice to have the Sale Shares re-transferred to the Sellers in accordance with clauses 2.3(a)(ii), 2.3(b)(i)(B) or 2.3(b)(ii)(B) (including where relevant in connection with clauses 2.3(a)(iii) or 2.3(e)).

6.3

The Buyer may only recover for a breach of a Seller Warranty if the loss arising from such breach together with all other breaches of a Seller Warranty or Seller Warranties and claims under clause 6.2 exceeds EUR 200,000 (the “De Minimis Limit”) but in such event the Buyer shall be entitled to recover all its losses and not merely the excess above EUR 200,000.

6.4

The Buyer shall only be entitled to serve a Reverse Notice on the Sellers if the total amount of one or more claims notified to the Sellers for a breach of a Seller Warranty or Seller Warranties and/or under clause 6.2 or for a breach of this document is for an aggregate amount that exceeds the De Minimis Limit.

6.5	Limitations

(a)

The limitations set out in this clause 6.5 shall not apply to a claim hereunder or against the Sellers which is the consequence of fraud, or dishonesty on the part of any of the Sellers, or which is the result of a breach of a Seller Warranty in part 1 of schedule 2.

(b)

The rights of the Buyer in respect of any Claim for breach of a Seller Warranty (other than a Seller Warranty in relation to taxation) shall only be enforceable, if the Buyer gives written notice to the Sellers (or any of them on behalf of them all) (giving so for as practicable the amount and details of the Claim) on or before the second anniversary of the date hereof (or if later of Completion) or in the case of a Seller Warranty related to taxation or under clause 6.2, all claims arising out of or in connection with such a Seller Warranty or such clause 6.2 shall become time-barred six (6) months following the date the tax assessment of the respective tax became finally and legally binding (forme// und materie/1 bestandskraftig).

(c)

Where there have been breaches of the Seller Warranties or there is a claim under clause 6.2, then (subject to clause 6.5(a)), the Buyer shall not be entitled to recover, under the Seller Warranties and/or under clause 6.2 in respect of such breaches or claim, more than the Consideration.

7.	Buyer Warranties

7.1	The Buyer warrants to the Sellers that the Buyer Warranties as at the date hereof and as at Completion are true and accurate.

7.2

The Sellers may only recover for a breach of a Buyer Warranty if the loss arising from such breach together with all other breaches of a Buyer Warranty exceeds EUR 200,000 (the “De Minimis Limit”) but in such event the Sellers shall be entitled to recover all their losses and not merely the excess above EUR 200,000.

7.3	Limitations

(a)	The limitations set out in this clause 7.3 shall not apply to a claim against the Buyer which is the consequence of fraud, or dishonesty on the part of the Buyer.

(b)

The rights of the Sellers in respect of any Claim for breach of a Buyer Warranty shall only be enforceable, if the Sellers give written notice to the Buyer (giving so for as practicable the amount and details of the Claim) on or before the second anniversary of the date hereof or if later of the date of Completion.

(c)

Where there have been breaches of the Buyer Warranties, then (subject to clause 7.3(a)), the Sellers shall not be entitled to recover, under the Buyer Warranties in respect of such breaches or claim, more than the Consideration.

8.	Merger control, foreign direct investment control, and other clearances and Completion

8.1

The proposed purchase of the Sale Shares is subject to a foreign direct investment notification obligation to the Federal Ministry of Economics and Technology (Bundeswirtschaftsministerium, BMW1). The parties will assess whether the proposed purchase of the Sale Shares is also subject to merger control notification obligations and, if notification obligations exist, notify the purchase of the Sale Shares to the competent competition authorities. The Sellers will provide all information to the Buyer required for fulfilling notification obligations. The parties will observe the prohibition on implementation before clearance. To the extent that the conclusion of the marketing agreements is subject to any consents or approvals (including without limitation any clearance certificate, Unbedenklichkeitsbescheinigung, under the broadcasting laws of the respective German Federal States), the Sellers will procure that there are made all required notifications and that all necessary consents approvals and clearances are obtained to the satisfaction of the Buyer. The sale and purchase of the Sale Shares shall be completed immediately following clearance or approval being received or deemed received from BMWi, the competent competition authorities and any other necessary consents approvals and clearances in all cases on terms satisfactory to the Buyer.

8.2

On Completion the Sellers shall deliver to the Buyer a completed and signed notarial transfer deed regarding the transfer of the Sale Shares as duly executed by the Sellers and the Buyer in front of a German Public Notary (via powers of attorney as the case may be) and shall execute the marketing agreements in a form agreed with the Buyer and the Company in accordance with and as envisaged by clause 5.1. All notarial costs in connection with the Completion will be borne by the Buyer.

8.3	On Completion Buyer shall issue the Consideration Shares.

8.4

The Parties hereto shall execute a closing memorandum on Completion confirming the consummation of the transactions as contemplated hereunder (“Closing Memorandum”). The execution of the Closing Memorandum shall serve as irrefutable evidence that the Completion has occurred and that all conditions as set forth herein for the transfer of the Sale Shares have occurred.

8.5

Subject to the occurrence of Completion each of the Sellers hereby grants to the Buyer a power of attorney to exercise all shareholder rights pertaining to the respective Sale Shares, and each of the Sellers agrees not to exercise any shareholder rights with regard to the Sale Shares until the registration of the revised shareholders’ list has been included in the commercial register for each of the respective Companies. This power of attorney shall expire automatically when the Buyer has been entered as new shareholder of the Sale Shares in the respective shareholders’ list as registered with the commercial register of the Company.

8.6

In the event that within 11 months after the date hereof either (i) the BMWi or (ii) the relevant competition authorities do not approve the acquisition of the Sale Shares or it is not deemed being approved, or (iii) any other necessary consents approvals and clearances (including without limitation any clearance certificate, Unbedenklichkeitsbescheinigung, under the broadcasting laws of the respective German Federal States in relation to the grant of the marketing licences) are not obtained or are deemed not being required by statement of the respective authority, in each case to the satisfaction of the Buyer then the Buyer shall have the option to serve a notice on the Sellers or any of them on or before or within 30 days after the 11 month anniversary of this document (“Buyer Cancellation Notice”) that the transaction which is the subject of this document is to not to proceed to Completion and in such event the obligations of the parties to complete the transaction which is the subject of this document shall cease and the parties shall have no further obligations under this document but without prejudice to any breaches committed prior to the date of canceliation pursuant to such Buyer Cancellation Notice and provided that each of the Sellers and the Buyer shall keep confidential the terms of this document and any confidential information it has acquired about the other save to the extent that disclosure is required by law, court order, applicable regulation or regulatory authority (including the rules of any stock exchange).

8.7

In the event that the Buyer notifies the Sellers (or any of them on behalf of them all) before Completion of a claim for a breach of a Seller Warranty or Seller Warranties (or that there would be a breach of such Seller Warranty or Warranties if repeated on any date on or prior to Completion) or under clause 6.2 or otherwise for breach of this document then the Buyer shall be entitled to serve a notice (a “Buyer Cancellation Notice”) on the Sellers or any of them on or before Completion that the transaction the subject of this document is to not to proceed to Completion and in such event the obligations of the parties under this document shall cease and the parties shall have no further obligations under this document but without prejudice to any breaches committed on or prior to the date of termination and provided that each of the Sellers and the Buyer shall keep confidential the terms of this document and any confidential information it has acquired about the other save to the extent that disclosure is required by law, court order, applicable regulation or regulatory authority (including the rules of any stock exchange).

8.8

After the date hereof and pending Completion the Sellers shall continue to run the business in the ordinary course and shall require the consent of the Buyer for any of the acts in Schedule 4 in relation to the Company or any Subsidiary Undertaking (not to be unreasonably withheld or delayed but for this purpose the Buyer shall be entitled to take account of the financial condition and business plans of the Company and its Subsidiary Undertakings in deciding whether or not to consent), until otherwise agreed, e.g. in the service agreements pursuant to clause 4.4.

9.	Group Confidential Information

9.1

Each of the Sellers and Stephan Schwenk shall keep secret and shall not use or disclose to any person for a Seller’s or Stephan Schwenk’s or another’s benefit, any Group Confidential Information and/or any confidential information relating to the Buyer which has come to his knowledge before Completion nor the terms of this document. “Group Confidential Information” means all confidential technical, commercial and other information and techniques relating to the business of the Buyer or any Buyer Group Company or owned, required for, or used by any of the Buyer or any Buyer Group Company. The Buyer shall keep secret and shall not use or disclose to any person any confidential technical, commercial and other information and techniques relating to the business of the Sellers or any Seller Group Company or owned, required for, or used by any of the Sellers or any Seller Group Company which has come to the Buyer’s knowledge.

9.2	The restrictions in clause 9.1 shall not apply to any use or disclosure of information:

(a)	authorised in writing by the Buyer or made by Stephan Schwenk in the proper course of his service agreement with the Company; or

(b)	(in the case of information related to the Sellers) authorised by the Sellers or Stephan Schwenk;

(c)	as required by the order of a court of competent jurisdiction or an appropriate regulatory authority; or

(d)	which is in the public domain otherwise than as a result of a breach of this clause 9.

10.	Negative Undertaking

From Completion and until the earlier of

(i)	When the Buyer is listed or the admission becomes effective of its ordinary shares to trading on an internationally recognised stock exchange; or

(ii)	the payment of any amount due to be paid by the Buyer pursuant to clause 2.3(a)(i), 2.3(b)(i)(A) or 2.3(b)(ii)(A) or 2.3(d); or

(iii)	the re-transfer of the Sale Shares to the Sellers becoming effective pursuant to clause 2.3(a)(ii), 2.3(b)(i)(B) or 2.3(b)(ii)(B) or 2.3(e) or 2.3(g); or

(iv)	the service of a Counter-Notice pursuant to clause 2.3(c),

the Buyer undertakes not to make any changes to the share structure or ownership of the Company and will keep the structure in the same manner as it was transferred from the Sellers to the Buyer at Completion. In particular but not exclusively, the Buyer will not:

•	influence the radio programming of the Company,

•	sell and/or transfer any of the Sale Shares to any other third party,

•	encumber the Sale Shares,

•	permit any merger of the Company,

•

change the shareholding in the Company (or agree to do so) or take any action to forfeit the shares in the Company or take any action with a view to the dissolution or winding up of the Company or any similar situation,

•	make changes in the organizational structure of the Company (such as name changes etc.). Any shareholder resolutions with respect to the Company will require the prior written consent of the Sellers.

11.	Definitions

11.1	In this document the following definitions shall apply:

“Associate” means in relation to any person (A) an associate of A and the question of whether a person is an associate of A shall be determined in accordance with section 435 of the lnsolvency Act 1986 provided in any case that no Group Company shall be treated as an Associate of the Seller;

“Business Oay” means a day other than a day which is a Saturday, Sunday or public holiday in England or Frankfurt am Main, Germany;

“Buyer Group Company” means the Buyer and any Subsidiary Undertaking of the Buyer from time to time, including after Completion the Company;

“Completion” means completion of the sale and purchase and transfer in rem (Oberlragung) of the Sale Shares in accordance with clauses 8.2, 8.3 and 8.4;

“Group Companies” means the Company and any Subsidiary Undertakings from time to time and “Group Company” means any of them;

“lntellectual Property” means patents, utility models, petty patents, trade and service marks, design rights, trade names, service names, business names, copyrights, rights in the nature of copyright, resale rights, rental rights, lending rights, moral rights, database rights, domain names, social media accounts, semi-conductor, know-how, rights in trade secrets and confidential information, rights protecting reputation and goodwill, rights in unfair competition and all other intellectual property rights and analogous rights and all registrations and pending applications and registrations;

“Liability for Tax” means

(i)

any liability of any Company or any Subsidiary Undertaking to make an actual payment of, or in respect of, or on account of, tax whether or not the same is primarily payable by the Company or the relevant Subsidiary Undertaking and whether or not the Company or the relevant Subsidiary Undertaking has, or may have, any right of reimbursement against any other person, in which case, the amount of the Liability for Tax will be the amount of the actual payment;

(ii)

the loss of or failure to obtain, for any reason, any right to a repayment of tax that has been taken into account in the Accounts, in which case, the amount of the Liability for Tax will be the amount of the repayment;

(iii)

the use or setting off of any Relief arising to any Company or any Subsidiary Undertaking after Completion or to the Buyer or any Subsidiary Undertaking in circumstances where, but for such set off or use, the Company or the relevant Subsidiary Undertaking would have had a liability to make a payment of or in respect of Tax for which the Buyer would have been able to make a claim against the Sellers (or any of them) under clause 6.2, in which case, the amount of the Liability for Tax will be the amount of Tax for which a Seller or Stephan Schwenk would have been liable but for the setting off or use.

“Radio Licences” means the radio licences in respect of which the Sellers have the benefit of marketing arrangements including the following:

(a)	the licence for the following station in respect of which Frankfurt Business Radio Gmbh & Co. KG Betriebs has a marketing service agreement:

(i)	Radio Frankfurt 95,1 (name of radio station)

(b)	the licence for the following station in respect of which The Radio Group GmbH has a marketing service agreement:

(i)	Antenne Kaiserslautern 96,9 (radio station)

(ii)	Antenne Landau 94,2 (radio station)

(iii)	Antenne Pfalz 94,8 (radio station)

(iv)	City Radio Trier 88,4 (radio station)

(v)	Radio Germany One (DAB +, radio station)

(vi)	Antenne Pirmasens 88,3 (radio station)

(vii)	Antenne Zweibrücken 91,6 (radio station)

(c)	the licence for the following stations in respect of which Funkhaus Saar GmbH has a marketing service agreement:

(i)	City Radio Saarbrücken 99,6 (radio station)

(ii)	City Radio Homburg 89,6 (radio station)

(iii)	City Radio Neunkirchen 94,6 (radio station)

(iv)	City Radio St. Wendel 92,6 (radio station)

(v)	City Radio Saarlouis 99,0 (radio station)

(d)	the licence for the following station in respect of which The Radio Group Holding GmbH has a marketing service agreement:

(i)	Radio Holiday (DAB+ radio station)

(e)	the licence for the following station in respect of which Antenne Koblenz GmbH has a marketing service agreement:

(i)	Antenne Koblenz 98,0 (radio station);

“Relief’ includes any loss, relief, allowance, credit, exemption or set off for Tax or any deduction in computing income, profits or gains for the purposes of Tax and any right to a repayment of tax (including any repayment supplement or interest in respect of it) or to a payment in respect of tax.

“Seller Proportions” means in relation to each Seller, 20%;

“Subsidiary Undertaking” means any subsidiary undertaking as defined in s.1162 of the Companies Act 2006;

“Seller Warranty” means a warranty set out in Schedule 2;

“Buyer Warranty” means a warranty set out in Schedule 3.

12.	Notices and other communications

12.1	Any notice or communication to be given or made under or in connection with this document shall be in writing in English and may be:

(a)

delivered or sent by hand to (i) the Buyer or the Sellers at their respective address set out on page 1 of this document (such addresses being referred to below as the “Address” of the relevant party); or

(b)	sent by email, to the Buyer at dan@rezolve.com or to any of the Sellers at schwenk@radiogroup.de and carstens@radiogroup.de.

12.2

Any notice or other communication so delivered or sent shall be deemed to have been served at the time when (in the case of hand delivery) it is delivered to the address to which it is delivered or in the case of email one hour after sending provided a notification of non-receipt is not received within that hour; except that if that time is between 5.30 p.m. on a Relevant Day and 9.00 a.m. on the next Relevant Day in the place of receipt it shall be deemed to have been served at 9.00 a.m. on the second of such Relevant Days. “Relevant Day” means any day other than a Saturday, Sunday or a day which is a public holiday at the Address of the receiving part. Delivery or service on any Seller shall be deemed to be delivery or service on all Sellers.

13.	New Holding Company

13.1

The Buyer is intending that a new holding company (“New Holdco”) be introduced as a holding company for the Buyer and that all shareholders in the Buyer will exchange their shares in the Buyer for an equivalent number of shares on materially the same terms in the New Haldeo (“Share Exchange”) such that the economic rights of the shareholders in the New Haldeo are in all material respects the same as they were in the Buyer prior to the Share Exchange. In such event the Buyer will provide to the Sellers such information related to the Share Exchange as is provided to all other shareholders in the Buyer and at the same time. The steps set out in (a) and (b) below shall be followed in connection with the Share Exchange in the event of the Share Exchange occurring but these steps shall be subject to the Sellers’ approval (not to be unreasonably withheld or delayed}, namely:

(a)	The Consideration Shares (if they have been issued at or before the time of the Share Exchange) to be exchanged for the same number of shares with materially the same rights in New Haldeo; and

(b)

This agreement to take effect between the Sellers, Stephan Schwenk and New Haldeo as though New Haldeo was named in place of the Buyer in this document and as though the Consideration Shares were shares in the New Haldeo.

14.	Miscellaneous

14.1

The Buyer shall inform the Sellers regularly, at least once per calendar quarter, on the progress of the contemplated initial public offering of the Buyer and shall provide such further information related thereto as the Sellers may reasonably request and as the Buyer and its advisers reasonably consider appropriate. The obligations in this clause shall not apply to the extent contrary to or inconsistent with applicable law, regulation or obligations of confidentiality.

14.2

The Sellers and Stephan Schwenk shall and shall procure that any other necessary party shall execute all such documents and deeds and do all such acts and things as the Buyer may from time to time reasonably require to transfer to the Buyer the legal and beneficia! ownership of the Sale Shares.

14.3	Information provided to any one Seller shall be deemed validly provided to all Sellers. Any Seller may give consent on behalf of all Sellers.

14.4

Where the Buyer is to make payment to the Sellers or perform an obligation to the Sellers the Buyer may make such payment to any of the Sellers and may satisfy such obligation in favour of any of the Sellers and shall then have discharged its relevant payment or other obligation to all the Sellers.

14.5	Except for any obligation expressed to be owed to any Group Company no term of this document is enforceable by a person who is not a party.

14.6

This document constitutes the entire agreement between the parties about the subject matter of this document and supersede and extinguish all earlier discussions, understandings and agreements between any of the parties. No failure or delay by Buyer in exercising any right under this document shall operate as a waiver of such right nor shall any single or partial exercise of any right preclude the exercise of any other right.

14.7

Unless explicitly set forth otherwise in this document, each Party hereto shall bear its own counsels’ and other advisors’ fees and other expenses and all costs incurred by it in connection with the preparation, negotiation and execution of this document by itself. Unless explicitly set forth otherwise in this document, all notarial and registration fees shall be borne by the Buyer. The costs, fees and expenses relating to merger control or foreign direct investment filings shall be borne equally by the Sellers and the Buyer.

14.8	This document is governed by English law and the parties submit to the jurisdiction of the English courts.

14.9

Each Seller agrees to the service of proceedings on it by email and appoints Nikolaj Kubik, MAINLEGALTAX, Mainzer Landstral1e 55, 60329 Frankfurt/Main, Germany (email: nkubik@mainlegaltax.com) as its agent for service of any process under this document or any document executed pursuant to it or in connection with it.

14.10	All notarial costs in connection with this deed shall be borne by the Buyer.

SCHEDULE 1

Details of the Company

Name:	ANY Lifestyle Marketing GmbH

Number:	HRB 124269

Date of incorporation:	13th August 2021

Registered office:	Frankfurt / Main

Issued share capital:	EUR 25,000

Shareholder (and number of shares held):

• The Radio Group GmbH:	5,000 shares (1 to 5,000)

• Antenne Kaiserslautern GmbH:	5,000 shares (5,001 to 10,000)

• Lokalradios RLP GmbH:	5,000 shares (10,001 to 15,000)

• Antenne Frankfurt GmbH	5,000 shares (15,001 to 20,000)

• Funkhaus Saar GmbH	5,000 shares (20,001 to 25,000)

Directors:	Stephan Schwenk (with sale power to represent the company and released from the restrictions of Section 181 German Civil Code (“BGB”) to represent the company in transactions with himself and as a representative of a third party)

Accounting reference date:	calendar year (1 January- 31 December)

Charges:	None

SCHEDULE 2

Seller Warranties

1.	Part 1 - Title and authorisation

1.1	Title and matters affecting the Sale Shares and shares in Subsidiary Undertakings

(a)	The Sellers are the sale legal and beneficial owners of and are entitled to transfer legal and beneficial title to, the Sale Shares all of which are fully paid and have not been repaid in any form.

(b)	The Sale Shares constitute the whole of the issued share capital of the Company.

(c)

No person has any right to call for the allotment, conversion, or transfer of any share or loan capital and there are no encumbrances on the shares of the Company. No Claim has been made by any person to be entitled to any of the above.

(d)	The Company has not reduced, redeemed or purchased any of its own share capital or passed any resolutions authorising such reduction, redemption or purchase.

1.2

Each of the Sellers has power to enter into and to perform its obligations under this document and each document to be executed pursuant to it or in connection with it to which he is party which will, when executed, constitute binding obligations on him in accordance with its terms.

1.3	The execution and delivery of, and the performance by each of the Sellers of its obligations under, each transaction document to which it is party:

(a)	does not require the consent of any third party save as specified in clause 8.1; and

(b)

will not result in a breach of or entitle any third party to termínate or avoid any agreement, arrangement, order, judgment or decree of any court or any governmental agency to which he is a party or by which it or any of its assets is bound or from which he benefits.

2.	Part 2 - Accounting and financial

2.1	The Accounts

(a)

The accounts (the “Accounts”) of the Company for the financial year ended on 31 December 2021 (the “Accounts Date”) will be prepared in accordance with all applicable laws and applicable accounting standards and give a true and fair view of the assets and the liabilities of the Company at the Accounts Date and of the profits or losses for the periods concerned.

(b)	The figures set out in the “Radio Group Deck” (which is at Annex 1 hereto) under the heading “Income Statement” are accurate.

(c)

The turnover of the business attributable to the Company for the 5 months from 1 August 2021 to 31 December 2021 shall be not less than €3,300,000 and the turnover for 2022 attributable to the Company shall be not less than €9,365,000 assuming none of the Radio Licences are revoked and that there is not a severe business reduction on account of renewed COVID outbreaks, lockdowns or other unforeseeable events influencing the Company’s turnover.

2.2	The Management Accounts

The management accounts of the Company from formation to 31 December 2021 (the “Management Accounts Date”) will be prepared with due care and attention on a basis consistent with the Accounts and disclose with reasonable accuracy the state of affairs of the assets and liabilities of the Company as at the date to which they are made up.

2.3	Accounting and other records

The statutory books, books of account and other records of the Company have been maintained in accordance with all applicable legal requirements and they are and all documents of title and copies of all subsisting agreements to which the Company is a party are in its possession or control.

2.4	lndebtedness, liabilities and so/vency

(a)

The Company has no liabilities (including contingent) except liabilities for which provision has been made in the Accounts or the Management Accounts or incurred in the ordinary course since the Management Accounts Date.

(b)	There is not outstanding any guarantee, indemnity, suretyship or comfort (whether or not legally binding) given by or for the benefit of the Company.

(c)	The Company has not entered into or is likely to enter into any insolvency related procedure and no arrangement with creditors of the Company has been proposed.

(d)	There are no debts owing to the Company from the Seller, any director of the Company or from any Associate of any Seller or of any such director.

3.	Part 3 - General commercial

3.1	Information Provided

(a)	All information contained in the introduction and in Schedule 1 of this document is accurate and complete.

3.2	Assets

(a)

The assets and rights owned or leased by the Company comprise all of the assets and rights needed for the carrying on of the business of the Company as currently carried on and as carried on by the Sellers in the last 12 months and by the Sellers and/or the Company in the 12 months prior to and as at Completion.

3.3	Business and contractual arrangements

(a)	No capital commitments have been entered into by the Company involving capital expenditure of over EUR150,000.

(b)	The Company is or has not, outside the ordinary course of business of the Company, in the three years ending on the date of this document been party to any commitment, contract or arrangement:

(i)

which is unusual, long-term (namely taking more than six months to perform or not terminable on six months’ notice or less), onerous, not wholly on an arm’s length basis or not in the ordinary course of day-to-day trading;

(ii)	in which any Seller or director of the Company or any Associate of any Seller or of any such director is interested, save for the proposed management agreements set out under Clause 3.

(c)

All contracts, leases, tenancies, licences, concessions to which the Company is a party create binding and enforceable obligations of the parties to them and there are no grounds for rescission, avoidance or repudiation of any of them and no notice of termination or of an intention to termínate has been received in respect of any of them. The Company does not own any real estate.

(d)

The Company has not received any loans from any governmental authority in the period from 1 January 2018 until the date of this document, including any loans within the context of the Corona virus pandemic.

3.4	Legal compliance

(a)

The Company is or has not been in breach of any applicable law or regulations or its constitutional documents and there is no investigation or enquiry by, or order, decree, decision or judgment of, any court, tribunal, arbitrator, governmental agency or regulatory body outstanding or anticipated against the Company, with respect to an alleged failure to comply with any such Applicable Law, regulation or constitutional document.

(b)

All approvals and authorities needed for the carrying on of the businesses and operations of the Company as now carried are in force, are not limited in duration nor subject to onerous conditions, have been complied with and are not likely to be suspended, cancelled or modified.

3.5	lnsurance

(a)	All required insurances for the operations of the business of the Company are in place and effective.

(b)	In respect of all such insurances:

(i)	the policies are in force and no circumstances exist which would render any of them void or unenforceable, nor is there anything entitling insurers to decline to any Claim made under the policies;

(ii)	no Claim is outstanding, and no circumstance exists which is likely to give rise to any such Claim.

3.6	Litigation

The Company is not involved in any claim, prosecution, investigation, enquiry or arbitration exceeding an amount of EUR 20,000 and none is pending or threatened by or against any Group Company.

3.7	Conduct of business since the Accounts Date

Since the Accounts Date as regards the Company:

(a)	there has been no material adverse change in its financial position or trading prospects, profits or turnover and nothing has occurred or is likely to occur which will give rise to such a change;

(b)	its day to day trading has been carried on in its ordinary course so as to maintain the business as a going concern;

(c)

it has not entered into any transaction or assumed or incurred any material liabilities or made any payment not provided for in the Accounts otherwise than in the ordinary course of carrying on its day to day trading;

(d)

no dividend or other distribution has been declared, made or paid to its members nor has any payment been made of the purchase or redemption of any share or loan capital, or the payment of any other nature to any Seller or any Associate of any Seller (including without limitation bonuses or other compensation save as provided for in the Accounts or Management Accounts), there has been no guarantee or indemnity given for the benefit of any Seller or an Associate and no waiver or release of any amount owing by any Seller or an Associate.

3.8	Consequence of share acquisition by the Buyer

(a)	No Seller is aware that the sale of the Sale Shares by the Sellers (or any of them) may:

(i)

cause the Company to lose the benefit of any material licence, consent, permit, approval or authorisation (public or prívate) or any right (including any Intellectual Property right) or privilege it presently enjoys or relieve any person of any obligation to the Company or enable any person to termínate or modify any material contractual right or benefit now enjoyed by the Company or to exercise any right against the Company;

(ii)	result in a breach of, or constitute a default under any order, judgment or decree by which the Company is bound; and/or

(iii)	result in a breach of, or constitute a default under any material agreement, understanding, arrangement or instrument to which the Company is party.

(b)	No Seller has been informed or is otherwise aware that any person who now has business dealings with the Company may cease to do so following the sale of the Sale Shares.

4.	Part 4 - Intellectual Property

4.1	Ownership, title and adequacy of Intellectual Property rights

(a)

All the Intellectual Property used or exploited by the Company (other than the Radio Licences) is either legally and beneficially owned by or validly licensed in writing to the Company and, where owned, is:

(i)	subsisting and enforceable;

(ii)	not being infringed or attacked or opposed by any person;

(iii)	not subject to anything restricting its use by the Company.

No Claims have been made and so for as the Sellers are aware, no Claims are pending which if pursued or granted might be material to the accuracy of any of the statements made in this Warranty 4.1(a).

(b)	The Company has not done or omitted to do any act which has resulted, or which may result in a breach or infringement of a third party’s Intellectual Property.

(c)	The Company has not granted any licence, right or permission under or in respect of any of the Intellectual Property rights used in connection with the business of the Company to any third party.

(d)

There have not been any Claims or allegations made by or against any third party alleging infringement of any of the Intellectual Property rights owned or used by the Company and there are no facts matters or circumstances which could give rise to any such Claim or allegation.

(e)	There has been no breach by any party of any agreement to which the Company is a party and underwhich Intellectual Property is licensed to or by the Company.

(f)

The Company owns all Intellectual Property (other than the Radio Licences) which the Company will require in order fully to carry on the business and deal with the assets of the Company in the manner and places it has been carried on and dealt with up to the date of this document and up to Completion and by the Sellers in the 12 months prior to the date of this document and between the date hereof and Completion.

4.2	Data protection

(a)

The Company complies and has at all relevant times complied with all Data Protection Laws. “Data Protection Laws” means (i) the General Data Protection Regulation 2016 (EU) 2016/679 and (ii) all other applicable laws and regulations relating to data protection and privacy, and (iii) all related statutory codes of practice and guidance issued by any body (governmental, regulatory or otherwise) with authority to do so.

(b)	The Company has not received any notice or complaint from any individual or regulatory authority alleging non-compliance with any Data Protection Laws.

5.	Part 5 - Employees and consultants

(a)

Particulars of the identity, job title and position, dates of commencement of employment and/or appointment to office, age, notice period, salary, benefits, confidentiality obligations and all other terms and conditions of employment or engagement of each director, consultant and employee of the Company have been supplied to the Buyer.

(b)

The Company is not involved in, and there are no circumstances likely to give rise to, any industrial or trade dispute or any dispute or negotiation with any trade union or other body representing any of the employees.

(c)	There is not in existence nor is it proposed to introduce any share incentive, share option, profit sharing, bonus or other incentive, arrangements for or affecting any employees or former employees.

(d)

No person has been or is employed or engaged by the Company who, at any time during employment or engagement, did not or does not have appropriate immigration permission to work in any country in which they work or is otherwise in breach of any applicable law.

6.	Part 6 - Taxation

(a)

All notices, returns, reports, accounts, computations, statements, assessments, claims, disclaimers, elections and registrations and any other necessary information which have, or should have, been submitted by the Company or any Subsidiary Undertaking to any tax authority for the purposes of tax have been made on a proper basis, were submitted within applicable time limits and were accurate and complete in all material respects. None of the above is, or is likely to be, the subject of any material dispute with any tax authority.

(b)

All tax (whether of Germany or elsewhere), for which the Company has been liable to account, has been duly and timely paid (insofar as such tax ought to have been paid) and no penalties, fines, surcharges or interest have been incurred.

(c)

The Company maintains complete and accurate records, invoices and other information in relation to tax, that meet all legal requirements and enable the tax liabilities of the Company to be calculated accurately in all material respects.

ANNEX 1

Radio Group Deck

ANNEX 1

Radio Group Deck

INCOME STATEMENT

	2018	2019	2020·
Amounts 111 (
Total sales	9.260.833	9.405.352	7.833.852
Cost of sales (Servke)	4.344.100	4.464.998	3.641.577
.. Gross profit	4.916.733	4.940.354	4.191.976
+ other revenues	49.491	49.116	65.510
- Staff	2.247.071	2.409.151	2.814.226
- Depreciation	134.660	127.444	124.881
- Further expenses	1.700.409	1.944.734	1.631.588
• Corona grants			599.809
= Operating profit	884.085	508.142	286.600’
EBITDA	1.018.744	635.585	4 1.481.

KEY FIGURES OF SUCCESS

	2018		2019	2020
Profit contribution in%	65,3%		68,1%	67.3%
Spread in%	107,5	1⁄4	110.6%	115.1	1⁄4
Return on Invest (profit)	9,5%		5,4%	3,7%

SCHEDULE 3

Buyer Warranties

1.1.	The Buyer is duly incorporated and validity existing under the laws of England and Wales and has all requisite corporate power and authority to own its assets and to carry out its business.

1.2.

The Buyer has all requisite corporate power and authority and has been duly authorized by all necessary corporate actions to enter into and perform this agreement and the legal transactions (Rechtsgeschafte) contemplated herein (other than the Share Exchange).

1.3.

The execution and performance by the Buyer of this agreement and the consummation of the legal transactions contemplated herein do not violate the Buyer’s articles of association, by-laws or internal rules of management and do not violate any applicable statutory provision, judgment, injunction or other rule binding upon the Buyer, and there are no legal, investigation or other proceedings pending against, or to the Buyer’s knowledge threatened against, the Buyer before any court, arbitration tribunal or governmental authority which in any manner challenges or seeks to prevent, alter or delay the legal transaction contemplated in this agreement but subject to and without prejudice to clause 8.1 and without giving any warranty as to the applicability or not of merger control and/or foreign direct investment notification or other obligations.

1.4.

On Completion the Consideration Shares shall be validity allotted and issued by the Buyer in accordance with and subject to the articles of association or equivalent constitutional documents of the Buyer and otherwise free from any liens or encumbrances imposed by the Buyer (other than as may arise or exist by law).

1.5.	Litigation

The Buyer is not involved in any claim, prosecution, investigation, enquiry or arbitration exceeding an amount of EUR 200,000 and none is pending or threatened by or against the Buyer or any Subsidiary of the Buyer.

SCHEDULE 4

Acts requiring consent of the Buyer

1.	Creating, extending, granting or issuing or agreeing to create, extend or issue any mortgage, charge, debenture or other security.

2.	Creating or allotting or agreeing to create or allot any share or loan capital or other security or giving or agreeing to give any option in respect of such share or loan capital or other security.

3.

Entering or agreeing to enter into or termínate any contract which is material to the business of the Company being a contract under which income of the Company is reasonably expected to be in excess of€50,000 per annum or underwhich costs payable by the Company or attributable to the contract and expected to be incurred by the Company are reasonably expected to be in excess of €50,000 per annum.

4.	Departing from the scope or manner of conducting its day-to-day trading.

5.	Setting the budget for the period after the date hereof and after Completion or making any change thereto.

6.	Incurring costs or expenditure for any period after the date hereof and after Completion other than in accordance with a budget as agreed with the Buyer.

7.

Paying or agreeing to pay to its Directors, officers, or Employees or Consultants or any of them any remuneration or other emoluments or benefits or entering into any agreement with any member of the Management Team or any affiliate of any of them other than as agreed with the Buyer.

8.	Acquiring any assets on hire-purchase or deferred terms otherwise than in the ordinary course of day-to-day trading.

9.	Disposing of any part of its fixed assets having a value greater than €50,000.

10.	Permitting any liens to arise on any of its assets otherwise than in the ordinary course of business.

11.	Writing off or releasing any debt in excess of €20,000.

12.	Knowingly permitting any of its normal insurances to lapse or doing anything to make any of its policies of insurance void or voidable.

13.	Declaring any dividend or making any distribution whether of capital or of income.

14.	Borrowing any money or incurring any credit

15.	Compromising or settling any legal or arbitration proceedings.

16.	Making any loan or other advance to any person.

17.

Dismissing any sales or marketing employee or asking or requiring such employee to work on terms which will result in that employee being entitled to claim that they have been constructively dismissed.

18.	Disposing or attempting to dispose of any interest in any share or other security in the share capital of any company.

19.

Capitalising, repaying or making any other form of distribution of any amount standing to the credit of any reserve or redeeming or purchasing any of its own shares or making any other re-organisation of share capital or change to capital.

20.	Admitting any person whether by subscription or transfer as a new shareholder.

21.	Selling or disposing of or granting any option in respect of any part of its business or assets save in the ordinary course of trading.

22.	Granting a licence to any Intellectual Property or varying the terms of any agreement related to Intellectual Property.

23.

Amalgamating or merging with any other company or concern or acquiring any shares in any other company or being party to any merger, contribution or spin off or participating in any partnerships or joint venture.

24.	Acquiring or disposing of any interest in any freehold or leasehold property or granting or acquiring any option relating to any such interest.

25.	Assigning, factoring or otherwise disposing of any of its book debts.

26.	Giving any guarantee or indemnity exceeding €50,000 or guarantees or indemnities exceeding €200,000 in aggregate.

27.	Altering any mandate given to its bankers relating to any matter concerning the operation of the bank account.

28.	Delegating any of the powers or duties of the relevant board of Directors.

29.	Appointing new auditors or removing the existing auditors.

30.

Permitting any insurance policy of any Group Company to expire without being renewed or replaced by another policy of insurance on terms that are reasonable in light of current insurance market conditions.

NOTARIAL CERTIFICATE

BE IT KNOWN that I, Shujaat Husain of [4] Palace Court, 250 Finchley Road, London, NW3 6DN, England, NOTARY PUBLIC, duly admitted and swom

HEREBY CERTIFY AND ATTEST

That on the 23rd day of August 2021 at my office in London there appeared before me Mr. Daniel Maurice Wagner who was identified by his United Kingdom of Great Britain and Northern Ireland passport bearing number 562077862 (issued 29.10.2019, expiry 29.10.2029). He produced to me the annexed POWER OF ATTORNEY NOLLMACHT (consisting of 4 pages and in English and German languages) and signed it as a deed and in my presence. He declared to me that he entirely understood its meaning and scope.

And upon inspection today of the Companies Registry for England and Wales, I verify that the said individual is a registered director of Rezolve Limited, company number 09773823 appointed on 16th February 2016 and has due authority to represent the said company, I having also had sight of an official company letter signed by a ca-director Anthony Sharp confirming as such.

Further, I verify that Rezolve Limited is a company duly incorporated, registered and existing in accordance with English law, with its registered office situated at 3rd Floor, 80 New Bond Street, London, WlS lSB.

IN WITNESS WHEREOF I have signed my name and affixed my seal of office at London, England the day and year first written above

Shujaat Husain
Notary Public
England & Wales
h jaat l:los,liín, ot ty Publi¡;
4 t’alace Co4’!, 2 Fioo.hley Road	MY COMMISSION
Londón, NW3 Olfl:NGlAl”D, UK	EXPIRES WITH LIFE.
Tel: + O) 20t4J3 3338

Vollmacht/Power of Attorney

Die unterzeichnete	The undersigned

Rezolve Limited

3rd Floor 80 New Bond Street, Mayfair, London, United Kingdom, W1S 1S8

eine nach dem Recht des Vereinigten a company duly incorporated and existing under Kongreichs gegründete und bestehende the laws of the United Kingdom, registered in Gesellschaft, registriert beim Companies the Companies House under registration House unter der Registrierungsnummer number 09773823, 09773823,

(“Vollmachtgeber”/“Principal”)

bevollmachtigt hiermit:	hereby appoints:

- Peter Vesco

mit Geschaftsanschrift wie oben stehend/ with business

address as set forth above

sowie die nachfolgenden Rechtsanwalte:	as well as the attorneys-at-law hereinafter:

Stephan Doom

Hassan Sohbi

Philipp Seimel

Christopher Stahl

Dr. Kian Bohmer

Christopher Peine

Michael Stein

David Becker

MaxWillen

Max Reinhardt

samtlich geschaftsansassig/all with business address at

Taylor Wessing, Thurn-und-Taxis Platz 6

60313 Frankfurt am Main, Germany

- alle Vorgenannten zusammen/all of the aforementioned jointly

(,,Bevollmachtigte”/“Attorneys”) -

und zwar jeden der Bevollmachtigten für sich allein, im Namen des Vollmachtgebers each of them individually as true and lawful attorneys far and on behalf of the Principal

1.

ein Binding Term Sheet, Transfer Deed und ggf. Share Purchase Agreement betreffend The Radio Group GmbH, Funkhaus Saar GmbH, Lokalradios Pfalz GmbH, Antenne Frankfurt GmbH und Antenne Koblenz GmbH sowie ggf. weitere Gesellschaften Uede eine ,,Gesellschaft”; zusammen die ,,Gesellschaften”) einschlief.slich samtlicher dazugehoriger Anlagen und sonstiger Transaktionsdokumente (zusammen ,,Dokumente”) abzuschlief.sen, insbesondere mit den zum Zeitpunkt des Abschlusses der Dokumente bestehenden Gesellschaftern sowie Geschaftsführern der Gesellschaft und den Gesellschaften selbst;

2.	die Dokumente zu erganzen und zu andern;

3.	die Dokumente zu vollziehen;

4.	samtliche Rechte unter den Dokumenten auszuüben oder hierauf zu verzichten;

5.	neue Geschaftsanteile bei Kapitalerhohungen der Gesellschaften im Zusammenhang mit den Dokumenten zu übernehmen und Übernahmeerklarungen abzugeben, zu erganzen und zu andern;

6.

das Stimmrecht des Vollmachtgebers in allen Gesellschafterversammlungen der Gesellschaften oder auf.serhalb solcher Gesellschafterversammlungen auszuüben und auf die Einhaltung aller Form- und Fristvorschriften für solche Gesellschafterversammlungen zu verzichten;

7.	Ánderungen der Satzung der Gesellschaften einschlief.slich Kapitalerhohungen zu beschlief.sen und neue Geschaftsanteile zu übernehmen;

8.	über Gesellschaftsanteile an den Gesellschaften zu verfügen nach Weisungen des Vollmachtgebers;

9.

alle sonstigen Rechte des Vollmachtgebers in seiner Eigenschaft als Gesellschafter der Gesellschaften auszuüben, insbesondere (i) Mitglieder sowie Ersatzmitglieder eines Aufsichtsrats oder Beirats der Gesellschaft oder Geschaftsführer zu benennen, (ii) eine Geschaftsordnung für die Geschaftsführung der Gesellschaften zu erlassen.

1.

to enter into a Binding Term Sheet, Transfer Deed and potentially Share Purchase Agreement regarding The Radio Group GmbH, Funkhaus Saar GmbH, Lokalradios Pfalz GmbH, Antenne Frankfurt GmbH and Antenne Koblenz GmbH as well as potentially further companies; each a ,,Company”, together the “Companies”), including any attachments and other transaction documents related thereto Uointly “Documents”), in particular with the existing shareholders and managing directors of the Companies as at the time of the conclusion of the aforementioned Documents as well as the Companies themselves;

2.	to supplement and amend the Documents;

3.	to consummate the Documents;

4.	to exercise orto waive any rights granted under the Documents;

5.	to subscribe to new shares in capital increases of the Companies in connection with the Documents and to declare, supplement and amend subscription declarations;

6.

to exercise the Principal’s voting rights in all shareholders’ meetings of the Companies or outside such shareholders’ meetings, and to waive all requirements as to form and time of such shareholders’ meetings;

7.	to resolve on amendments of the Companies articles of association including, without limitation, capital increases and to subscribe to new shares;

8.	to transfer shares in the Companies upon direction of the Principal,

9.

to exercise all other rights of the Principal as a shareholder of the Companies including without limitation (i) the nomination of any members and their substitute members of a supervisory board or advisory board or managing directors of the Companies, (ii) passing of a resolution regarding by-laws far the management of the Companies.

Diese Vollmacht ist zur Verwirklichung ihres Zweckes moglichst weitgehend auszulegen. Jeder Bevollmachtigte darf insbesondere alle Ma(snahmen ergreifen, Vereinbarungen treffen und Erklarungen abgeben, die er im Zusammenhang mit den in Ziffern 1 bis 9 benannten Gegenstanden für notwendig oder angebracht halt.

Jeder der Bevollmachtigten ist insoweit van den Beschrankungen des § 181 BGB befreit, als er im Namen des Vollmachtgebers Geschafte mit van ihm vertretenen Dritten vornehmen kann.

Der Vollmachtgeber stellt jeden der Bevollmachtigten hiermit van jeglicher Haftung für samtliche Ma(snahmen, die rechtma(sig aufgrund dieser Vollmacht für den Vollmachtgeber vorgenommen wurden, frei.

Diese Vollmacht unterliegt deutschem Recht. Unbeschadet der bestehenden Bindungen im lnnenverhaltnis ist die Vollmacht der aben genannten Bevollmachtigten im Au(senverhaltnis unbeschrankt.

lm Zweifel hat die deutsche Fassung dieser Vollmacht Vorrang.

Diese Vollmacht erlischt durch jederzeit moglichen Widerruf und Rückgabe dieser Urkunde an den Vollmachtgeber.

Diese Vollmacht erlischt jedoch ohne jegliche weitere Erklarung spatestens mit Wirkung zum 31. Dezember 2021.

This power of attorney shall be interpreted broadly for the attainment of its purposes. Any of the Attorneys may, in particular, take all further measures, conclude agreements and make declarations which he regards as being necessary or appropriate in connection with the subjects as stated in sections 1 through 9 above.

Each of the Attorneys is released from the restrictions of Section 181 German Civil Code (8GB) to the effect that he is authorised to enter into agreements far and on behalf of the Principal with third parties represented by such Attorney.

The Principal hereby indemnifies each of the Attorneys in respect of any and all liabilities arising from anything lawfully done by the Attorney far or in relation to the Principal pursuant to this power of attorney.

This power of attorney shall be governed by German law. Notwithstanding the existing interna! obligations, the above power of attorney of the attorneys shall in no way whatsoever be restricted externally vis-a-vis third parties.

In case of doubt the German version of this power of attorney shall prevail.

This power of attorney shall cease upon revocation, which may be declared at any time, and return of this deed to the Principal.

This power of attorney expires in any case without any further declaration at the latest with effect as of 31 December 2021.

London, den/this3  August 2021

Für/For and on behalf of Rezolve Limited:

/s/ Daniel Wagner	/s/ Daniel Wagner
Director	Director

Daniel Wagner	Daniel Wagner
Name of Director	Name of Director

[Notarial certification of signatures including apostille requiredj